Exhibit 99.1

           Albany International Reports First-Quarter 2004 Earnings

     First-Quarter Highlights

     - Net income per share was $0.10, compared to $0.65 for the same period last year. Net income per share was reduced by restructuring charges of $0.24 in 2004 and $0.02 in 2003. Net income was further reduced in the first quarter of 2004 due to an impairment loss amounting to $0.08 per share.

     - Net income per share was favorably affected by the resolution of certain income tax matters amounting to $0.03 per share in 2004 and $0.16 per share in 2003.

     - Net sales were $226.2 million, an increase of 7.5 percent compared to the same period last year and a decline of 1.3 percent excluding the effect of changes in currency translation rates.

     - Operating income, after restructuring charges of $11.6 million, was $13.0 million, compared to $27.7 million in the first quarter of 2003 after restructuring charges of $0.8 million.

     - The Company purchased 764,300 shares of its Class A Common Stock during the quarter.

     - Net cash provided by operating activities was $24.5 million during the quarter, compared to $32.3 million for the same period last year.

    ALBANY, N.Y., April 26 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported first-quarter net income per share of $0.10, compared to $0.65 for the same period last year. Net income per share was reduced by restructuring charges of $0.24 in 2004 and $0.02 in 2003. Net income was further reduced in the first quarter of 2004 due to an impairment loss amounting to $0.08 per share.
    The resolution of certain income tax matters had a favorable effect on earnings amounting to $0.03 per share in 2004 and $0.16 in 2003.
    The following table summarizes effects on net income per share:

                                                               First Quarter
                                                              2004      2003

    Earnings per share before special items:                 $0.39     $0.51

      Restructuring charges                                  (0.24)    (0.02)
      Income tax matters                                      0.03      0.16
      Impairment loss on investment                          (0.08)       --

    Net income per share                                     $0.10     $0.65

    Net sales increased $15.8 million, or 7.5 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales were down 1.3 percent. The decrease in net sales is due principally to weak global paper machine clothing (PMC) demand early in the quarter, which was partly the result of reductions in PMC inventory levels held by a number of our customers. In addition, competitive pricing pressures and the previously disclosed decision to decline sales opportunities that do not meet profit objectives resulted in slight market share decreases in some regions.
    Following is a table of net sales by segment and the effect of changes in currency translation rates:


    (in thousands)                      Increase in
                                       first-quarter
                                       2004 net sales
                    Net sales as           due to          Percent Change
                      reported           changes in                Excluding
                  Three months ended      currency                  Currency
                        March 31,        translation       As         Rate
                    2004       2003        rates       Reported     Effect
    Engineered
     Fabrics      $184,071   $176,541      $13,733         4.3 %      -3.5 %
    Albany Door
     Systems        27,350     22,537        3,268        21.4 %       6.9 %
    Applied
     Technologies   14,774     11,335        1,430        30.3 %      17.7 %
    Total         $226,195   $210,413      $18,431         7.5 %      -1.3 %

    Gross profit was 40.6 percent of net sales in the first quarter of 2004, compared to 42.9 percent in the first quarter of 2003. The decrease is principally due to lower net sales, excluding the effect of changes in currency translation rates, and a shift in product mix to lower-margin segments.
    Selling, technical, general, and research expenses increased 8.7 percent compared to the same period last year, and 0.5 percent excluding the effect of changes in currency translation rates.
    Operating income was $13.0 million, compared to $27.7 million in 2003. Operating income was reduced by restructuring charges of $11.6 million in 2004 and $0.8 million in 2003. Restructuring charges in 2004 include $5.3 million of non-cash items related to scrapping equipment in facilities that are being closed.
    Other expense, net, was $5.8 million for the quarter, compared to $1.2 million for the first quarter of 2003. The increase is due principally to an impairment loss of $4.0 million, representing the full value of the Company's investment in an unaffiliated company. In its 2003 Annual Report, the Company disclosed the possibility that this asset might become impaired.
    Income tax expense includes, in both years, the benefit of resolving certain income tax matters that increased net income by $0.9 million in 2004 and $5.2 million in 2003.
    Net cash provided by operating activities was $24.5 million during the first quarter of 2004, compared to $32.3 million for the same period of 2003. The decrease is due principally to higher-than-normal first-quarter income tax payments in 2004. Inventories increased $5.3 million and accounts receivable decreased $4.4 million during the first quarter of 2004, excluding the effect of changes in currency translation rates. Inventory levels during restructuring activities will likely remain slightly higher than normal to ensure customer coverage.

    Capital Resources
    Capital spending during the quarter was $15.3 million. Second- and third-quarter capital spending is expected to be somewhat less than the first quarter, with fourth-quarter spending increasing as a result of equipment deliveries required to achieve planned efficiency improvements. Full-year capital spending is expected to be approximately $55 million.
    As previously announced, the Company entered into a new $460 million credit facility early in the quarter. Interest expense continues to be affected by the floating-to-fixed interest rate swap agreements that fix the interest rate on $200 million of debt at 7.16 percent. These agreements mature in June and August of 2005.
    During the quarter, the Company purchased 764,300 of its shares at an average price of $27.68 and remains authorized to purchase an additional 618,800 shares without further notice. Approximately $2.0 million of the $21.2 million purchase price for these shares was paid in early April of 2004.

    Comments on Operations
    Chairman and Chief Executive Officer Frank Schmeler commented,
"On March 9, 2004, we announced sales and earnings for the first two months of the year. As reported at that time, two-month earnings were negatively affected by lower net sales, and margins were reduced by a shift in product mix to lower-margin segments. Earnings for the two months, and for the full quarter, were also reduced by higher-than-anticipated operating costs at locations in North America that are absorbing production from operations that are in the process of being closed. These additional costs are considered necessary to protect certain customer delivery commitments. The Company expects that these additional transition costs will be eliminated as North American restructuring activities are completed.
    "In the last quarter of 2003, it appeared that many primary global economies were experiencing improved growth, yet paper and paperboard manufacturers were just beginning to see improvement, and then only in selected grades and regions. As a result, demand for paper machine clothing
(PMC) remained weak through year-end.
    "Early in 2004, paper and paperboard manufacturers began to validate the expected demand increases for their products and announced price increases across several grades. After a slow start, PMC sales and earnings showed strong improvement in March.
    "Restructuring charges during the quarter are related to the activities in Engineered Products in France, the dryer fabric facility closure in the United Kingdom, and the closure of the Greenville, South Carolina, press fabric plant. Required consultation with the works council is ongoing for the plant shutdown in Holland. The new plant in France for the global Engineered Products business and the expanded dryer fabric facility in Finland are on track for second-quarter start-up. While we complete the restructuring activities, we will continue to ensure consistent quality and reliable delivery to our customers."

    Engineered Fabrics
    (This segment includes Paper Machine Clothing (PMC) and Process Belts used in the manufacture of paper and paperboard products, and Engineered Products for the nonwovens and pulp industries.)
    First-quarter 2004 net sales for the Engineered Fabrics segment increased
4.3 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 3.5 percent compared to the first quarter of 2003. PMC demand, which was weak early in the quarter, improved in March in each of our business regions. In addition to the weak demand early in the quarter, we lost some business based on price. As our customers continue to reduce costs, we have encountered some additional pricing pressure on PMC products. In response, we continue to focus on delivering value through our products and services. A number of customers have learned that buying "lower price" PMC can result in both higher production costs and reduced quality of paper produced, leading to substantially reduced profitability for their operations. We are a strategic supplier to the paper industry, and we will continue to focus on supplying our customers with superior technology and services that will increase their profitability.

    North America
    In the United States, Canada, and Mexico, paper and paperboard operating rates improved as compared to the first quarter of last year. PMC sales demand early in the quarter was lower than expected and improved later in the quarter. For the quarter, net sales in North America were 1.3 percent behind last year. Excluding the effect of changes in currency translation rates, sales decreased 3.4 percent compared to 2003.

    Europe
    In Europe, paper and paperboard production grew at approximately
2.0 percent from 2001 through 2003, and we expect similar growth for the foreseeable future. Late in the first quarter, we saw evidence of modest increases in PMC demand. First-quarter net sales in Europe increased
11.3 percent over the same quarter in 2003, but decreased 3.7 percent excluding the effects of currency translation rates.

    Pacific
    First-quarter net sales in the Pacific region increased 4.8 percent over the same quarter last year and decreased 0.6 percent excluding the effect of currency translation rates. Robust economic growth in China was accompanied by continuing new machine announcements, which should provide improved PMC demand as start-ups begin.

    Albany Door Systems
    (This segment includes sales and service of High Performance Doors and aftermarket sales to a wide variety of industrial customers.)
    Compared to the first quarter of 2003, net sales increased 21.4 percent and 6.9 percent excluding the effect of changes in currency translation rates. This sales gain is the result of growth in new products and improved aftermarket sales. New products, coupled with continuing cost reduction activities, should improve results for the remainder of the year.

    Applied Technologies
    (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); and industrial insulation products (High Performance Materials).)
    Net sales in this segment increased 30.3 percent compared to the same period in 2003 and 17.7 percent excluding the effect of changes in currency translation rates. New products, efficiency gains, and the improving global economy are driving increased revenue and earnings in this segment. Net sales in Techniweave and High Performance Materials improved significantly as a result of new products, which include advanced materials and unique woven composites. Industrial Process Technologies sales and earnings increased sharply during the quarter due to regained market share resulting from new products and lower costs.

    Looking Ahead
    Mr. Schmeler continued, "The improvement in global paper and paperboard finally resulted in increased demand for Engineered Fabrics products late in the first quarter, and we remain cautiously optimistic about a sustained recovery in this segment. Our Albany Door Systems segment continues to be adversely affected by the slow economic improvement in Germany, an important market. In spite of this continued weakness, we are optimistic that sales and earnings in this segment will gradually improve through the year. Results in the Applied Technologies segment are encouraging, and we expect to see continued improvements over last year, driven by new products and efficiency gains.
    "Our strategy to focus on value-added products and services for our customers is resulting in the accelerated development of new products in each of our business segments. Our objective is to continue to create solutions for our customers that significantly improve their operations and increase their profitability.
    "We continue to use the Albany Value Concept to demonstrate added value to customers through our products and services. Our employees are using the Albany Value Concept internally to continue to create best-practice opportunities and a common business culture focused on delivering value to customers and, ultimately, shareholders.
    "The impact of several simultaneous plant closures in a complex global market may result in poor visibility of earnings over the next two quarters. However, we expect to see the continuing benefits of our cost reduction efforts in subsequent quarters and expect the full earnings benefit to be effective during the fourth quarter of 2004.
    "Through this difficult period, our employees have remained focused on the task of serving our customers, completing our restructuring activities, and ensuring our success."
    The Company plans a live webcast to discuss first-quarter 2004 earnings on Monday, April 26, 2004, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.

    This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition, results of operations, and cash flows. Earnings per share before special items is calculated by adding back to net income per share certain individually significant items that affect the comparability of reporting periods. The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.
    Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2003 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.


                          ALBANY INTERNATIONAL CORP.
           CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (unaudited)

                     (in thousands except per share data)

                                                      Three Months Ended
                                                           March 31,
                                                     2004              2003

    Net sales                                     $226,195          $210,413
    Cost of goods sold                             134,417           120,088

    Gross profit                                    91,778            90,325
       Selling, technical, general and
        research expenses                           67,152            61,788
       Restructuring, net                           11,593               831

    Operating income                                13,033            27,706
       Interest expense, net                         3,654             3,871
       Other expense, net                            5,787             1,209

    Income before income taxes                       3,592            22,626
       Income tax expense                              217             1,545

    Income before associated companies               3,375            21,081
      Equity in losses of associated companies         (82)              (88)

    Net Income                                       3,293            20,993

    Retained earnings, beginning of period         433,407           387,609
    Dividends declared                              (2,370)           (1,783)

    Retained earnings, end of period              $434,330          $406,819

    Earnings per share - basic:
      Net income                                     $0.10             $0.65

    Earnings per share - diluted:
      Net income                                     $0.10             $0.64

    Average number of shares used in basic
     earnings per share computations                33,596            32,438
    Average number of shares used in diluted
     earnings per share computations                34,240            32,857

    Dividends per share                              $0.07            $0.055


                          ALBANY INTERNATIONAL CORP.
                         CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share data)
                                                (unaudited)
                                                  March 31        December 31,
                                                    2004              2003
    ASSETS
      Cash and cash equivalents                    $68,846           $78,822
      Accounts receivable, net                     144,876           151,157
      Note receivable                               20,981            21,814
      Inventories:
        Finished goods                              92,765            93,787
        Work in process                             58,040            53,936
        Raw material and supplies                   30,798            29,805
                                                   181,603           177,528

      Deferred taxes                                29,485            33,314
      Prepaid expenses                               7,127             8,067
          Total current assets                     452,918           470,702

      Property, plant and equipment, net           359,367           370,280
      Investments in associated companies            5,275             5,278
      Intangibles                                   15,392            15,790
      Goodwill                                     156,158           159,543
      Deferred taxes                                66,088            70,450
      Cash surrender value of life
       insurance policies                           33,066            32,399
      Other assets                                  14,203            21,274
          Total assets                          $1,102,467        $1,145,716

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes and loans payable                       $8,298            $5,250
      Accounts payable                              35,497            35,080
      Accrued liabilities                          117,451           122,550
      Current maturities of long-term debt           1,379             1,949
      Income taxes payable and deferred              8,438            20,475
          Total current liabilities                171,063           185,304

      Long-term debt                               214,601           214,894
      Other noncurrent liabilities                 153,730           153,811
      Deferred taxes and other credits              31,902            37,052
          Total liabilities                        571,296           591,061

    Commitments and Contingencies                        -                 -

    SHAREHOLDERS' EQUITY
      Preferred stock, par value $5.00 per
       share; authorized 2,000,000 shares;
       none issued                                       -                 -
      Class A Common Stock, par value $.001
       per share; authorized 100,000,000
       shares; issued 32,824,095 in 2004 and
       32,548,938 in 2003                               33                33
      Class B Common Stock, par value $.001 per
       share; authorized 25,000,000 shares;
       issued and outstanding 3,236,476 in 2004
       and 3,236,476 in 2003                             3                 3
      Additional paid in capital                   287,651           280,734
      Retained earnings                            434,330           433,407
      Accumulated items of other
       comprehensive income:
        Translation adjustments                    (76,030)          (65,613)
        Derivative valuation adjustment             (8,590)           (8,840)
        Pension liability adjustment               (39,579)          (39,579)
                                                   597,818           600,145
      Less treasury stock (Class A), at
       cost (2,954,338 shares in 2004 and
       2,190,038 shares in 2003)                    66,647            45,490
          Total shareholders' equity               531,171           554,655
          Total liabilities and
           shareholders' equity                 $1,102,467        $1,145,716


                          ALBANY INTERNATIONAL CORP.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (unaudited)
                                (in thousands)

                                                       Three Months Ended
                                                           March 31,
                                                     2004              2003
      OPERATING ACTIVITIES
      Net income                                    $3,293           $20,993
      Adjustments to reconcile net cash
       provided by operating activities:
        Equity in losses of associated
         companies                                      82                88
        Depreciation                                13,825            12,517
        Amortization                                   928             1,267
        Provision for deferred income
         taxes, other credits and long-
         term liabilities                            5,392             7,358
        Provision for write-off of
         equipment                                   5,269                 -
        Provision for impairment of
         investment                                  4,000                 -
        Increase in cash surrender value
         of life insurance                            (667)             (600)
        Change in unrealized currency
         transaction gains and losses                6,268            (1,117)
        Loss/(gain) on disposition of
         assets                                        736              (831)
        Shares contributed to ESOP                   2,588             2,589
        Tax benefit of options exercised               913                 8
      Changes in operating assets and
       liabilities:
        Accounts receivable                            787             5,924
        Sale of accounts receivable                 (2,649)             (350)
        Note receivable                                833            (2,635)
        Inventories                                 (5,319)           (2,308)
        Prepaid expenses                               891            (2,180)
        Accounts payable                               930            (6,904)
        Accrued liabilities                         (3,357)           (3,375)
        Income taxes payable                       (12,044)              808
        Other, net                                   1,814             1,003
        Net cash provided by operating
         activities                                 24,513            32,255

      INVESTING ACTIVITIES
        Purchases of property, plant and
         equipment                                 (15,275)           (9,410)
        Purchased software                            (140)             (175)
        Proceeds from sale of assets                 1,246             1,156
        Net cash used in investing
         activities                                (14,169)           (8,429)

      FINANCING ACTIVITIES
        Proceeds from borrowings                     8,299            17,424
        Principal payments on debt                  (6,100)          (18,424)
        Purchase of treasury shares                (19,127)                -
        Proceeds from options exercised              3,416                42
        Debt issuance costs                         (1,555)                -
        Dividends paid                              (2,346)           (1,783)
        Net cash used in financing
         activities                                (17,413)           (2,741)

      Effect of exchange rate changes on
       cash flows                                   (2,907)           (1,490)

      (Decrease)/Increase in cash and
       cash equivalents                             (9,976)           19,595
      Cash and cash equivalents at
       beginning of year                            78,822            18,799
      Cash and cash equivalents at end of
       period                                      $68,846           $38,394

SOURCE  Albany International Corp.
    -0-                             04/26/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications of Albany International Corp., +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International Corp.
ST:  New York
IN:  MAC PAP
SU:  ERN CCA